SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                           Anadys Pharmaceuticals Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, par value $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    03252Q408
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   03252Q408
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Capital, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     495,983

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     495,983

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     495,983

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.75%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   03252Q408
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Partners, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     495,983

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     495,983

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     495,983

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.75%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   03252Q408
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield Management Company, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     652,127

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     652,127

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     652,127

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.13%

12.  TYPE OF REPORTING PERSON*

     PN

CUSIP No.   03252Q408
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Deerfield International Limited

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     652,127

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     652,127

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     652,127

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.13%

12.  TYPE OF REPORTING PERSON*

     CO

CUSIP No.   03252Q408
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Arnold H. Snider

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,148,110

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,148,110

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,148,110

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.05%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No.   03252Q408
            ---------------------


Item 1(a).  Name of Issuer:


            Anadys Pharmaceuticals Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            3115 Merryfield Row
            San Diego, CA 92121
            ____________________________________________________________________


Item 2(a).  Name of Person Filing:


            Arnold H. Snider, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Management Company, L.P., Deerfield International Limited
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:


            Arnold H. Snider, Deerfield Capital, L.P., Deerfield Partners, L.P. Deerfield Management Company, L.P., 780 Third Avenue, 37th Floor, New York, NY 10017

            Deerfield International Limited, c/o Hemisphere Management (B.V.I.) Limited, Bison Court, Columbus Centre, P.O. Box 3460, Road Town, Tortola, British Virgin Islands
            ____________________________________________________________________

Item 2(c).  Citizenship:

                  Mr. Snider - United States citizen

                  Deerfield Capital, L.P. and Deerfield Partners,
                  L.P. - Delaware limited partnerships

                  Deerfield Management Company, L.P. - New York limited partnership

                  Deerfield International Limited - British Virgin
                  Islands corporation
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Common Stock, par value $.001
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            03252Q408
            ____________________________________________________________________


Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          Deerfield Capital, L.P. and Deerfield Partners, L.P. -
          495,983 shares;
          Deerfield Management Company, L.P. and Deerfield International Limited
          - 652,127 shares; Arnold H. Snider - 1,148,110 shares.
          ______________________________________________________________________

     (b)  Percent of class:

          Deerfield Capital, L.P. and Deerfield Partners, L.P. - 1.75%; Deerfield Management Company, L.P. and Deerfield International Limited
          - 2.13%; Arnold H. Snider - 4.05%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote          0
                                                        _______________________,


          (ii)  Shared power to vote or to direct the vote   Deerfield Capital,
                                                             L.P. and Deerfield
                                                             Partners, L.P. -
                                                             495,983;
                                                             Deerfield
                                                             Management Company
                                                             and Deerfield
                                                             International
                                                             Limited -
                                                             652,127;
                                                             Arnold H. Snider -
                                                             1,148,110.
                                                          _____________________,


          (iii) Sole power to dispose or to direct the            0
                disposition of                            _____________________,


          (iv)  Shared power to dispose or to direct the
                disposition of
                                                             Deerfield Capital,
                                                             L.P. and Deerfield
                                                             Partners, L.P. -
                                                             495,983;
                                                             Deerfield
                                                             Management Company
                                                             and Deerfield
                                                             International
                                                             Limited  -
                                                             652,127;
                                                             Arnold H. Snider -
                                                             1,148,110.
                                                          _____________________.

     The Reporting Persons specifically disclaim beneficial ownership in the securities reported herein except to the extent of their pecuniary interest therein.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [x].


         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         N/A
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

         N/A
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         N/A
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          N/A
          ______________________________________________________________________

Item 10.  Certifications.

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DEERFIELD CAPITAL, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

DEERFIELD MANAGEMENT COMPANY, L.P.

By:  Snider Management Corporation
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

ARNOLD H. SNIDER

     /s/ Arnold H. Snider
     -------------------------------

Date:  February 14, 2006

                                    Exhibit A

                                    Agreement

     The undersigned agree that this Schedule 13G dated February 14, 2006 relating to the Common Stock of Anadys Pharmaceuticals Inc. shall be filed on behalf of the undersigned.



DEERFIELD CAPITAL, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

DEERFIELD PARTNERS, L.P.

By:  Deerfield Capital, L.P.

By:  Snider Capital Corp.,
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

DEERFIELD MANAGEMENT COMPANY

By:  Snider Management Company
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

DEERFIELD INTERNATIONAL LIMITED

By:  Deerfield Management Company

By:  Snider Management Company,
     General Partner

By:  /s/ Arnold H. Snider
     -------------------------------
         Arnold H. Snider, President

ARNOLD H. SNIDER

     /s/ Arnold H. Snider
     -------------------------------


SK 00871 0001 639604
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